Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-191335 on Form S-8 of our report dated March 21, 2014, relating to the consolidated financial statements and financial statement schedules of ClubCorp Holdings, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of ClubCorp Holdings, Inc. for the year ended December 31, 2013.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 21, 2014